SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                            FORM N-8A
                   NOTIFICATION OF REGISTRATION
              FILED PURSUANT TO SECTION 8(a) OF THE
                  INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  LCM Internet Growth Fund, Inc.

Address of Principal Business Office:

810 West Washington Blvd.
Chicago, Illinois 60607

Telephone number (including area code):  (312) 705-3028

Name and Address of Agent for Service of Process:

Barry J. Glasgow
LCM Internet Growth Fund, Inc.
810 West Washington Blvd.
Chicago, Illinois 60607

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    YES   [X]      NO   [ ]

          Pursuant to the requirements of the
Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and State of Illinois on the 11th day of March, 1999.


                         LCM INTERNET GROWTH FUND, INC.


                         By:  /s/ Michael R. Grady
                              --------------------------
                              Michael R. Grady, Jr.,
                              President and Treasurer

                     Attest:  /s/ Barry J. Glasgow
                              --------------------------
                              Barry J. Glasgow,
                              Vice President and Secretary